Confidential Treatment has been requested by Constar International Inc. pursuant to Rule 406. All non-public information has been filed with the Securities and Exchange Commission.

Exhibit 10.1

Execution Copy

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”), is entered into as of this 20th day of November, 2002, by and between CONSTAR INTERNATIONAL INC., a Delaware corporation (“Constar”) and CROWN CORK & SEAL COMPANY, INC., a Pennsylvania corporation (“Crown”).

RECITALS

A.    Crown currently provides certain services to Constar and the other Constar Entities (as defined below).

B.    Crown and Constar are contemplating that an initial public offering will be made of all of the capital stock of Constar (the “Initial Public Offering”), and Crown and Constar both desire for Crown to continue to provide certain services to Constar and the other Constar Entities following the Initial Public Offering.

C.    Crown and Constar desire to enter into this Agreement to set forth the roles and responsibilities with regard to services to be provided by Crown to Constar and the other Constar Entities following the Initial Public Offering.

AGREEMENTS

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Crown and Constar, for themselves and their successors and assigns, and intending to be legally bound hereby, hereby agree as follows:

ARTICLE I
GENERAL

1.1.    Definitions.    Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Corporate Agreement, dated as of the date hereof, between Crown and Constar.

1.2.    Representations.

Each of Crown and Constar represents and warrants to the other that:

(a)  it has the requisite corporate authority to enter into and perform this Agreement;

(b)  its execution, delivery, and performance of this Agreement has been duly authorized by all requisite corporate action on its behalf; and

(c)  this Agreement is enforceable against it.

ARTICLE II
SERVICES

2.1.    Services.

(a)  During the term of this Agreement, subject to the terms and conditions of this Agreement, Crown agrees to provide or cause the other Crown Entities to provide to Constar and the other Constar Entities, as applicable, the services described in Exhibit A hereto (the “Services”). Exhibit A is hereby incorporated by reference herein and forms part of this Agreement.

(b)  The level, quality and timeliness of the Services shall be provided in a manner substantially equivalent to that performed by Crown or the applicable Crown Entity for the Constar Entities prior to the date of execution of this Agreement.

(c)  Crown and Constar have made a good faith effort as of the date hereof to identify each Service and to complete the content of Exhibit A accurately. To the extent that Exhibit A is incomplete, Crown and Constar will use good faith efforts to modify Exhibit A. There are certain terms that are specifically addressed in Exhibit A that may differ from the terms provided herein. In those cases, the specific terms described in Exhibit A shall govern those Services. Crown may reasonably supplement, modify, substitute or otherwise alter the Services from time to time in a manner consistent with supplements, modifications, substitutions or alterations made with respect to similar services provided or otherwise made available by Crown to its other business units; provided, that such supplements, modifications, substitutions or alterations do not prevent Constar from realizing substantially the same intended benefits of such Services.

(d)  Notwithstanding the other provisions of this Section 2.1, neither of Crown nor any of the other Crown Entities makes any representation or warranty whatsoever, express or implied, including, without limitation, any representation or warranty as to the merchantability or fitness for a particular purpose arising out of the Services described in Exhibit A. In furtherance of the foregoing, none of the Crown Entities shall have any liability for any defects in the Services provided hereunder.

2.2.    Fees; Payment.    (a) In consideration for the performance of each of the Services, Constar shall pay to Crown the amount for each of the Services set forth in Exhibit A, as amended from time to time in accordance with this Agreement. Any federal, state, local or foreign income taxes, charges, fees, imposts, levies, contributions or other assessments assessed on the provision of each of the Services shall be paid by Constar (all such charges, plus the amounts described in the preceding sentence, the “Fee”).

(b)  Within ten (10) days of the end of each month during the term of this Agreement, Crown shall invoice Constar for all Services performed by the Crown Entities during such month in accordance with the terms of this Agreement, unless otherwise provided on Exhibit A. Constar shall pay the Fee for the Services delivered during the prior month pursuant to this Agreement within thirty (30) days after the invoice for such Services has been provided by Crown in accordance with this Section 2.2(b).

(c)  The Fees are only applicable to the Services provided until December 31, 2003. If Constar elects to extend, in accordance with Exhibit A, any Service that may be extended as set forth in Exhibit A, Crown will notify Constar of the Fee for such Service (the “Fee Notice”) within 15 days of Crown’s receipt of Constar’s notice of extension (the “Extension Notice”). Constar will then have 15 days from its receipt of the Fee Notice to accept such Fee or otherwise reach agreement with Crown on such Fee. If Constar does not accept such Fee or otherwise reach agreement with Crown within 15 days from Constar’s receipt of the Fee Notice, Constar will be deemed to have revoked its Extension Notice and may obtain such Service from a third party, in which case Crown will be under no obligation to provide such Service to Constar.

2.3.    Additional Services.    Crown and Constar may from time to time identify additional Services that they wish to incorporate into this Agreement. In such event, Crown and Constar will add items to Exhibit A setting forth mutually agreeable descriptions of such additional Services, Fees for such Services and any other applicable terms with respect to such Services. If Crown and Constar cannot mutually agree upon such additional items, such additional Services will not become part of Exhibit A of this Agreement and Crown will have no obligation to provide such additional Services.

2.4.    Independent Contractor.    Neither party is now, nor shall it be made by this Agreement, an agent or legal representative of the other party for any purpose, and neither party has any right or authority to create any obligation, express or implied, on behalf of the other party, to accept any service of process upon it, or to receive any notices of any kind on its behalf. All activities by any of the Crown Entities hereunder shall be carried on by such Crown Entity as an independent contractor and not as an agent for Constar or any other Constar Entity.

2.5.    Representatives.    Crown and Constar will each appoint a representative (each, a “Representative”) to facilitate communications and performance under this Agreement. Each party may treat an act of a Representative of the other party as being authorized by such other party. The initial Representatives are Torsten J. Kreider with respect to Crown and James C.T. Bolton with respect to Constar. Each party may replace its Representative at any time for any reason by giving prior written notice of the replacement to the other party.

ARTICLE III
COOPERATION

3.1.    Cooperation.    The parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such good faith cooperation will include using commercially reasonable efforts to obtain all consents, licenses, sublicenses or approvals necessary to permit each party to perform its obligations under this Agreement. If this

Agreement is terminated in whole or in part, the parties will cooperate with each other in all reasonable respects in order to effect an efficient transition and to minimize the disruption to the business of both parties, including the assignment or transfer of the rights and obligations under any contracts.

ARTICLE IV
TERM AND TERMINATION

4.1.    Term.    The term of this Agreement shall commence upon the Initial Public Offering Date and shall continue in effect until December 31, 2003, unless (a) otherwise provided with respect to any Service on Exhibit A, (b) this Agreement is extended in accordance with Exhibit A with respect to any Service that may be extended as set forth in Exhibit A, (c) Constar terminates this Agreement with respect to all or any portion of a particular Service pursuant to Section 4.2 or proviso (b) of Section 7.11 or (d) this Agreement is terminated pursuant to Section 4.3. Upon the expiration or termination of this Agreement pursuant to this Section 4.1, the rights and obligations of the parties hereunder shall terminate, except for the rights and obligations of the parties under Section 4.1, Articles V and VI, and Sections 7.8 and 7.9 hereof, which shall survive such expiration or termination without limitation. Upon such expiration or termination, Crown shall cease to have any obligation to provide any Services, and each party will promptly deliver to the other all data, programs, software materials, and other properties owned by the other and held by it in connection with the performance of this Agreement. Each party will assist the other at such other party’s reasonable request in effecting the orderly termination of this Agreement.

4.2.    Non-Exclusivity.    Nothing in this Agreement shall preclude the Constar Entities from obtaining the Services, in whole or in part, from their own employees or from providers other than the Crown Entities at any time. On 90 days advance notice to Crown, Constar may terminate this Agreement as to any Service or portion of such Service. Following any such termination, Crown will be under no obligation to provide any such terminated Service, and Constar will no longer be liable for the associated Fees set forth in Exhibit A with respect to such terminated Service.

4.3.    Events of Default.

(a)  The following shall be considered events of default and shall give rise to a right of Crown to terminate this Agreement within 45 days of Crown’s discovery of such event of default: (i) Constar fails to make timely payments for invoiced Services, subject to a 30-day cure period after notice of such breach, (ii) Constar materially breaches any other applicable provision of this Agreement, subject to a 30-day cure period after notice regarding such breach or (iii) Constar or Crown experiences a change of Control such that Constar or Crown is controlled by a competitor of either Constar or Crown (provided that such termination shall not be effective until six months from the date of the change of Control). If Constar or Constar, Inc. suffers a Bankruptcy Event, Crown shall have the right to unilaterally make reasonable modifications to the payment terms set forth in Section 2.2(b) of the Agreement at any time after such Bankruptcy Event. Crown shall promptly notify Constar of any such modifications to the payment terms of this Agreement.

(b)  The following shall be considered events of default and shall give rise to a right of Constar to terminate this Agreement within 45 days of Constar’s discovery of such event of default: (i) Crown materially breaches any applicable provision of this Agreement, subject to a 30-day cure period after notice regarding such breach or (ii) Constar or Crown experiences a change of Control such that Constar or Crown is controlled by a competitor of either Constar or Crown (provided that such termination shall not be effective until six months from the date of the change of Control).

(c)  Each party shall provide the other party with prompt notice upon discovery of a default by the other party; provided, that failure to give such notice shall not limit or restrict the ability of a party to terminate this Agreement subject to the cure periods provided in this Section 4.3.

(d)  For purposes of this Section 4.3, “Bankruptcy Event” means with respect to either Constar or Constar, Inc., as applicable, (i) the making by such party of any assignment for the benefit of creditors of all or substantially all of its assets or the admission by such party in writing of its inability to pay all or substantially all of its debts as they become due; (ii) the adjudication of such party as bankrupt or insolvent or the filing by such party of a petition or application to any tribunal for the appointment of a trustee or receiver for such party or any substantial part of the assets of such party; or (iii) the commencement of any voluntary or involuntary bankruptcy proceedings (and, with respect to involuntary bankruptcy proceedings, the failure to be discharged within 60 days), reorganization proceedings or similar proceeding with respect to such party or the entry of an order appointing a trustee or receiver or approving a petition in any such proceeding.

ARTICLE V
NONDISCLOSURE/CONFIDENTIALITY

5.1.    Confidentiality.    The parties agree (a) to maintain all information, whether in written, oral, electronic or other form, necessary for or utilized or received in the course of providing the Services, as the case may be, including, without limitation, know-how, material, manufacturing, tooling and equipment specifications and other information necessary to the provision or receipt of Services, as the case may be (the “Confidential Information”), as secret and confidential, (b) that all such Confidential Information shall be used only for purposes of the provision of Services hereunder and for no other purpose whatsoever, and (c) not to disclose the Confidential Information to any third person or party (except for employees, counsel, consultants or assignees who have a need to know and are informed of the confidential nature of such information by the disclosing party). Each party shall accept responsibility and be liable for any disclosure by any third person of any Confidential Information disclosed to such third person by such party. The parties will use the same measures to maintain the confidentiality of the Confidential Information of any other party in its possession or control that it uses to maintain the confidentiality of its own Confidential Information of similar type and importance. Notwithstanding the foregoing, either party or their Affiliates may describe this Agreement in, and include this Agreement with, filings with the U.S. Securities and Exchange Commission and any related prospectuses, including such filings or prospectuses in connection with any offering of securities. Confidential Information will not include information that (i) is in or enters the public domain without breach of this Agreement, or (ii) the receiving party lawfully receives from a third party without restriction on disclosure and, to the receiving party’s knowledge, without breach of a nondisclosure obligation.

5.2.    Disclosure to Governmental Agency.    Notwithstanding the foregoing, each party shall be permitted to disclose the Confidential Information and/or any portion thereof (i) to a governmental agency or authority as required in response to a subpoena therefor, (ii) in connection with formal requests for discovery under applicable rules of civil procedure in a legal action before a court of competent jurisdiction to which such party is a party and (iii) as otherwise required by law; provided, however, that, in any such case, each party shall notify the other party as early as reasonably practicable prior to disclosure to allow such party to take appropriate measures to preserve the confidentiality of such information at the expense of such party.

5.3.    Ownership of Information.    All Confidential Information supplied or developed by either party will be and remain the sole and exclusive property of the party who supplied or developed it.

5.4.    Return of Confidential Information.    Upon the written request of a party which has disclosed information covered by this Article V in written, printed or other tangible form, all such readily available information and all copies thereof, including samples or materials, and all notes or other materials derived from such information shall be returned to the party which disclosed such information.

5.5.    Right of Setoff.    Constar and Crown shall waive all rights of setoff and recoupment either may have against the other or any of the other’s Affiliates with respect to all amounts which may be owed from time to time pursuant to this Agreement.

ARTICLE VI
INDEMNIFICATION/LIMITATION OF LIABILITY

6.1.    Limitation of Liability.    Neither Crown nor any of the Crown Entities nor any of their respective directors, officers, employees, successors or permitted assigns shall be liable to anyone for any action taken or omitted to be taken by any of them hereunder except in the case of gross negligence, bad faith or willful misconduct.

6.2.    Indemnification.

(a)  Subject to Section 6.3, Crown shall defend, indemnify and hold each Constar Indemnitee harmless against any and all Liabilities incurred or suffered by any Constar Indemnitee caused by or arising in connection with the gross negligence, bad faith or willful misconduct of Crown or any employee of any Constar Entity in connection with the performance of the Services, except to the extent that Liabilities were caused directly or indirectly by acts or omissions of any Constar Indemnitee.

(b)  Subject to Section 6.3, Constar shall defend, indemnify and hold each Crown Indemnitee harmless against any and all Liabilities incurred or suffered by any Crown Indemnitee caused by or arising in connection with the gross negligence, bad faith or willful misconduct of any Constar Entity or any employee of any Crown Entity in connection with Constar’s performance under this Agreement, except to the extent that Liabilities were caused directly or indirectly by acts or omissions of any Crown Indemnitee.

6.3.    Limitations.    (a) Any indemnification pursuant to Section 6.2(a) or Section 6.2(b) shall be paid net of any tax benefit to the Indemnified Party attributable to the relevant payment. It is expressly agreed that no insurer or any other third party shall be (a) entitled to a benefit (as a third-party beneficiary or otherwise) that it would not be entitled to receive in the absence of Section 6.2(a) or Section 6.2(b), (b) relieved of the responsibility to pay any claims to which it is obligated or (c) entitled to any subrogation rights with respect to any obligation under Section 6.2(a) or Section 6.2(b).

(b)  Notwithstanding Section 6.2(a) and Section 6.2(b), neither party shall be liable for any special, indirect, incidental or consequential damages relating to claims of the other party or any third party.

6.4.    Notice and Payment of Claims.    If any Crown Indemnitee or Constar Indemnitee (the “Indemnified Party”) determines that it is or may be entitled to indemnification by any party (the “Indemnifying Party”) under Article VI of this Agreement (other than in connection with any Action subject to Section 6.5), the Indemnified Party shall deliver to the Indemnifying Party a written notice specifying, to the extent reasonably practicable, the basis for its claim for indemnification and the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified. Within 30 days after receipt of that notice, the Indemnifying Party shall pay the Indemnified Party that amount in cash or other immediately available funds unless the Indemnifying Party objects to the claim for indemnification or the amount of the claim. If the Indemnifying Party does not give the Indemnified Party written notice objecting to that indemnity claim and setting forth the grounds for the objection(s) within that 30-day period, the Indemnifying Party shall be deemed to have acknowledged its liability for that claim and the Indemnified Party may exercise any and all of its rights under applicable law to collect that amount. If there is a timely objection by the Indemnifying Party, the Indemnifying Party shall pay to the Indemnified Party in cash the amount, if any, that is Finally Determined to be required to be paid by the Indemnifying Party in respect of that indemnity claim within 15 days after that indemnity claim has been so Finally Determined.

6.5.    Notice and Defense of Third-Party Claims.    Promptly after the earlier of receipt of (a) notice that a third party has commenced an action against or otherwise involving any Indemnified Party or (b) information from a third party alleging the existence of a claim against an Indemnified Party, in either case, with respect to which indemnification may be sought under

Article VI of this Agreement (a “Third-Party Claim”), the Indemnified Party shall give the Indemnifying Party written notice of the Third-Party Claim. The failure of the Indemnified Party to give notice as provided in this Section 6.5 shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party is prejudiced by the failure to give notice. Within 30 days after receipt of that notice, the Indemnifying Party may (i) at its option, elect to assume and control the defense of that Third-Party Claim at its sole cost and expense by giving written notice to that effect to the Indemnified Party, or (ii) object to the claim for indemnification set forth in the notice delivered by the Indemnified Party pursuant to the first sentence of this Section 6.5; provided, that if the Indemnifying Party does not within that 30-day period give the Indemnified Party written notice objecting to that indemnification claim and setting forth the grounds for the objection(s), the Indemnifying Party shall be deemed to have acknowledged its liability for that indemnification claim. If the Indemnifying Party has acknowledged its obligation to indemnify the Indemnified Party and elected to assume the defense of a Third-Party Claim, (x) the defense shall be conducted by counsel retained by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided, that the Indemnified Party shall have the right to participate in those proceedings and to be represented by counsel of its own choosing at the Indemnified Party’s sole cost and expense; and (y) the Indemnifying Party may settle or compromise the Third-Party Claim without the prior written consent of the Indemnified Party so long as any settlement or compromise of the Third-Party Claim includes an unconditional release of the Indemnified Party from all claims that are the subject of that Third-Party Claim; provided, that the Indemnifying Party may not agree to any such settlement or compromise pursuant to which any remedy or relief, other than monetary damages for which the Indemnifying Party shall be responsible under this Agreement, shall be applied to or against the Indemnified Party, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. If the Indemnifying Party does not assume the defense of a Third-Party Claim for which it has acknowledged its obligation to indemnify the Indemnified Party, the Indemnified Party will act in good faith with respect to that Third-Party Claim and may require the Indemnifying Party to reimburse it on a current basis for its reasonable expenses of investigation, reasonable attorney’s fees and reasonable out-of-pocket expenses incurred in investigating and defending against that Third-Party Claim and the Indemnifying Party shall be bound by the result obtained with respect to that claim by the Indemnified Party; provided, that the Indemnifying Party shall not be liable for any settlement or compromise of any Third-Party Claim effected without its consent, which consent shall not be unreasonably withheld. The Indemnifying Party shall pay to the Indemnified Party in cash the amount, if any, for which the Indemnified Party is entitled to be indemnified under this Agreement within 15 days after that Third-Party Claim has been Finally Determined.

6.6.    Contribution.    If for any reason the indemnification provided for in Section 6.2 is unavailable to any Indemnified Party, or insufficient to hold it harmless, then the Indemnifying Party shall contribute to the amount paid or payable by that Indemnified Party as a result of those Liabilities in that proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and the Indemnified Party, on the other hand, in connection with those statements or omissions, which relative fault shall be determined by reference to the Crown

Entity or Constar Entity to which those actions, conduct, statements or omissions are primarily related, as well as any other relevant equitable considerations.

ARTICLE VII
MISCELLANEOUS

7.1.    Force Majeure.    Neither Supplier nor Purchaser shall be responsible for any failure or delay in performance due to causes beyond their respective control, including, without limitation, earthquake, fire, storm, flood, freeze, labor disputes, transportation embargoes, acts of God or of any government and acts of war or terrorism (any of the foregoing, a “Force Majeure Event”). In the event such a curtailment by Crown continues in whole or in part for 48 hours, then Constar may arrange for temporary provision of the Services and may withhold a pro rata portion of the Fee applicable to any such unprovided Service until Crown can resume provision of the Services to Constar. Notwithstanding anything to the contrary in this Agreement, this provision shall not apply to or otherwise excuse the failure to pay any uncontested costs or fees due under this Agreement when due.

7.2.    Subsidiaries.    Crown agrees and acknowledges that Crown shall be responsible for the performance by each Crown Entity of the obligations hereunder applicable to such Crown Entity. Constar agrees and acknowledges that Constar shall be responsible for the performance by each Constar Entity of the obligations hereunder applicable to such Constar Entity.

7.3.    Amendment and Modification.    This Agreement may not be amended or modified except by written instrument duly executed by the parties hereto. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

7.4.    Severability.    If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement or the application of any such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, scope, activity or subject, it shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with applicable law or the determination by a court of competent jurisdiction.

7.5.    Notices.    All notices and other communications required or permitted hereunder shall be in writing, shall be deemed duly given upon actual receipt, and shall be delivered (a) in person, (b) by registered or certified mail, postage prepaid, return receipt requested or (c) by facsimile or other generally accepted means of electronic transmission (provided that a copy of any notice delivered pursuant to this clause (c) shall also be sent pursuant to clause (b)), addressed as follows:

If to Crown, to:

Crown Cork & Seal Company, Inc.
One Crown Way
Philadelphia, PA 19154
Attention: Timothy J. Donahue
Facsimile: (215) 676-6011

With a copy to:

Dechert
4000 Bell Atlantic Tower
1717 Arch Street
Philadelphia, PA 19103
Attention: William G. Lawlor, Esq.
Facsimile: (215) 994-2222

If to Constar, to:

Constar International Inc.
One Crown Way
Philadelphia, PA 19154
Attention: James C. Cook
Facsimile: (215) 552-3715

or to such other addresses or telecopy numbers as may be specified by like notice to the other parties.

7.6.    Further Assurances.    The parties shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document or other instrument delivered pursuant hereto.

7.7.    Counterparts.    This Agreement and any amendments hereto may be executed in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

7.8.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

7.9.    Dispute Resolution: Negotiation and Arbitration.

(a)  The parties shall attempt to resolve any dispute arising out of or relating to this Agreement promptly by negotiation in good faith between executives who have authority to settle the dispute. A party shall give the other parties written notice of any dispute not resolved in the ordinary course of business. Within ten Business Days after delivery of such notice, the party receiving notice shall submit to the others a written response thereto. The notice and the response shall include: (i) a statement of each party’s position(s) regarding the matter(s) in dispute and a summary of arguments in support thereof, and (ii) the name and title of the executive who will represent that party and any other Person who will accompany that executive.

(b)  Within 10 Business Days after delivery of the notice, the designated executives shall meet at a mutually acceptable time and place, and thereafter, as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to any other shall be honored in a timely fashion. All negotiations conducted pursuant to this Section 7.9 (and any of the parties’ submissions in contemplation hereof) shall be deemed Confidential Information and shall be treated by the parties and their representatives as compromise and settlement negotiations under the United States Federal Rules of Evidence and any similar state rules.

(c)  If the matter in dispute has not been resolved within 30 days after the first meeting of the executives to attempt to resolve the dispute, either party may submit the dispute to binding arbitration to the Philadelphia, Pennsylvania office of the American Arbitration Association (“AAA”) in accordance with the procedures set forth in the Commercial Arbitration Rules of the AAA.

(d)  The Commercial Arbitration Rules of the AAA, as modified or revised by the provisions of this Section 7.9, shall govern any arbitration proceeding hereunder. The arbitration shall be conducted by three arbitrators selected pursuant to Rule 13 of the Commercial Arbitration Rules, and pre-hearing discovery shall be permitted if and only to the extent determined by the arbitrator to be necessary in order to effectuate resolution of the matter in dispute. The arbitrator’s decision shall be rendered within 30 days of the conclusion of any hearing hereunder and the arbitrator’s judgment and award may be entered and enforced in any court of competent jurisdiction.

(e)  Resolution of disputes under the procedures of this Section 7.9 shall be the sole and exclusive means of resolving disputes arising out of or relating to this Agreement; provided, however, that nothing herein shall preclude the Parties from seeking in any court of competent jurisdiction temporary or interim injunctive relief to the extent necessary to preserve the subject matter of the dispute pending resolution under this Section 7.9.

7.10.    Consent to Jurisdiction.    Crown and Constar hereby agree and consent to be subject to the exclusive jurisdiction of the United States District Court for the Eastern District of Pennsylvania, and in the absence of such Federal jurisdiction, the parties consent to be subject to the exclusive jurisdiction of any state court located in the City of Philadelphia and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding. In furtherance of the foregoing, each of the parties (a) waives the defense of inconvenient forum, (b) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby other than in any such court (other than the mandatory submission to arbitration in accordance with Section 7.9), and (c) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by law.

7.11.    Entire Agreement.    This Agreement and Exhibit A hereto constitute the entire understanding of the parties hereto with respect to the subject matter hereof and supersede any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement.

7.12.    Assignment.    This Agreement may not be assigned by Constar without the prior written consent of Crown. Crown may assign its rights and obligations hereunder; provided, that, with respect to any assignment to a Person other than any other Crown Entity, (a) Crown will provide Constar with 90 days notice of any such assignment; (b) Constar will have the option to terminate any Service which is the subject of any such planned assignment by Crown upon notice to Crown no later than 30 days after Constar’s receipt of the notice described in proviso (a) above, with such termination becoming effective 60 days after such notice by Constar, after which time Crown will no longer be obligated to provides such Service and Constar will no longer be liable for any associated Fees with respect to such Service; and (c) in the event that Constar does not so terminate any Service which is the subject of any such planned assignment by Crown, any costs charged to Crown by any assignee with respect to any such Service will be passed on to Constar and the Fees will be increased accordingly, subject to audit by Constar of the actual costs charged to Crown by any such assignee, during reasonable business hours and upon reasonable advance notice (subject to Crown’s reasonable rules and regulations regarding Constar’s access to any Crown facility). Notwithstanding the foregoing, Constar may, and hereby gives notice to Crown that it intends to, pledge its rights and obligations under this Agreement to its lenders as collateral to secure indebtedness outstanding under its senior secured credit facility and all renewals, refundings, refinancings and replacements thereof.

7.13.    No Third Party Beneficiaries.    Nothing in this Agreement, express or implied, is intended to or shall (a) confer on any person other than the parties hereto and their respective successors or permitted assigns any rights (including third party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement, or (b) constitute the parties hereto as partners or as participants in a joint venture. This Agreement shall not provide third parties other than Constar Entities and Crown Entities with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement.

7.14.    Survival.    In the event that Constar ceases to be a publicly traded company or becomes a Subsidiary of a publicly traded Company (other than Crown), all of the rights of

Crown shall continue in full force and effect and shall apply to any publicly traded company that, directly or indirectly, through one or more intermediaries Controls Constar. Constar agrees that, without the prior written consent of Crown, it will not enter into any agreement or arrangement which will have the effect set forth in the first clause of the preceding sentence, unless such publicly traded company agrees to be bound by the foregoing.

7.15.    Section Headings; Interpretive Issues.    The section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. Crown and Constar have participated jointly in the drafting and negotiation of this Agreement. In the event any ambiguity or question of interpretation or intent arises, this Agreement shall be construed as if drafted jointly by Crown and Constar and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

7.16.    Effectiveness.    The terms of this Agreement shall not become effective until the Initial Public Offering Date.

7.17.    Pronouns.    Whenever the context may require, any pronouns used herein shall be deemed also to include the corresponding neuter, masculine or feminine forms.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed the day and year first above written.

CONSTAR INTERNATIONAL INC.

By:	/s/ JAMES C. COOK
Name: James C. Cook Title: Executive Vice President, Chief Financial Officer and Secretary

CROWN CORK & SEAL COMPANY, INC.

By:	/s/ TORSTEN J. KREIDER
Name: Torsten J. Kreider Title: Vice President – Planning & Development

Attest:

[Corporate Seal]

By:	/s/ WILLIAM T. GALLAGHER
Name: William T. Gallagher Title: Secretary

Exhibit A

I.    UNITED STATES

A.    Philadelphia, Pennsylvania

1.    Payroll Services

•	Crown will provide access to KRONOS software on Crown’s Philadelphia IBM AS400 for inputting employee time and attendance information.

•
Crown will process payroll information, generate payroll reports, withhold and process the employee benefit premiums, the employees’ contributions to flexible spending accounts and repayments of outstanding loans under the 401(k) Retirement Savings Plan, process garnishments and any other required payroll transactions and print and mail payroll checks to Constar. Government tax reporting and unemployment claims services shall be in accordance with Federal, state and local laws. Constar will be responsible for funding payroll and making all tax remittances.

•
Constar will use, or obtain, if necessary, its own Federal Employer Identification Number and any other Federal, state or local identifying account numbers necessary for any employer related reporting following Closing which shall be used by Crown for all government required reporting.

•
Constar will pay Crown $1.25 for each payroll check or voucher issued on behalf of Constar and reimburse Crown for payroll distribution expenses such as postage, check stock and envelopes. Constar will also reimburse Crown for any programming revisions required to implement this Transition Services Agreement, or which are requested by Constar (e.g. 401(k) transmission program, stock purchase plan program, etc.). Constar will not reimburse Crown for any programming revisions that are not required exclusively for the benefit of Constar. Constar may extend the term of these services beyond December 31, 2003 for a minimum of six months upon 90 days notice to Crown in advance of the term’s expiration.

2.    Information Technology and Systems

•
Crown will provide access to all presently existing hardware relating to Crown’s AS400 and all presently existing leased or legacy software programs resident on Crown’s AS400 and currently in use for financial controls, costing and sales order control. Crown will provide access to any expanded or successor hardware or software systems which may replace or supplement those which now exist.

•	Crown will provide access to the LAN connection, e-mail, remote access, internet and the Wide Area Network and all related software currently in use.

•
Constar will pay Crown $166,667 monthly in arrears ($2.0 million per year). This amount covers maintenance, but not new programming costs. Constar will not be asked to pay for programming services that are not requested by Constar. Constar may extend the term of these services beyond December 31, 2003 for an additional six months upon 90 days notice to Crown in advance of the term’s expiration.

•	The computer system will be available for use consistent with past practice. Crown will notify Constar in advance of downtime for scheduled maintenance.

•	Constar understands that Crown may outsource some or all of these services in the future.

•	Constar will pay for all requested new programming, software, hardware and related consulting fees.

3.    Benefits Administration

•
Crown will continue to provide medical, COBRA, disability, life insurance, AD&D insurance and flexible spending account administration for the current programs. Constar agrees to comply with Crown’s HIPAA Medical Privacy policy and to maintain such compliance during the transition services period.

•
Constar will reimburse Crown for this administration service at the rate of 6% of the total Constar medical, dental, vision and prescription claims paid during each month. Constar will be responsible for funding all medical and prescription claims, life insurance premiums, AD&D insurance premiums, short-term disability payments and any applicable taxes on a weekly basis.

•
Constar is responsible for the cost of all of its current and future COBRA participants, and Crown is responsible for the administration of COBRA, the cost of such administrative services to be reimbursed as part of the 6% administrative service rate.

•	Constar may extend the term of these services beyond December 31, 2003 for at least six months upon 90 days notice to Crown in advance of the term’s expiration.

4.    Other Services

a.  Purchasing

Crown will continue the purchasing functions of Constar for parts, services and supplies for the transition period. Constar will pay Crown for 100% of the services of one general buyer at a rate of $6,200 per month. Without limiting the definition of parts, services and supplies, the purchasing function to be continued under this agreement includes acquisition of packaging materials, travel and phone services and administration of company cars as currently provided, but it will not include acquisition services for resin, labels or major capital equipment except to the extent necessary to execute purchase orders and payables functions in the computer system.

Notwithstanding Sections 4.1 and 4.2 of the Transition Services Agreement, such purchasing functions may be terminated by Constar upon 60 days written notice to Crown.

b.  Logistics

Crown will continue coordinating the traffic and freight activities of Constar for the transition period. Constar will pay Crown for such services at a rate of $22,916.67 per month.

Notwithstanding Sections 4.1 and 4.2 of the Transition Services Agreement, such logistics services may be terminated by Constar upon 60 days written notice to Crown.

c.  Packaging Materials

Both parties agree generally to segregate packaging materials (including pallets, topframes and separator sheets) and maintain separate stocks of packaging material. The initial inventory of packaging materials owned by Constar shall be determined by a physical inventory on July 31, 2002 which shall be documented by Constar, subject to agreement by Crown. That inventory shall recognize that packaging materials on hand at customer locations served exclusively by Constar or Crown will be deemed to belong to Constar or Crown respectively. Packaging materials on hand at customer locations served jointly by Constar and Crown, and those at Crown’s Preston, Maryland pallet repair facility, shall be allocated as mutually agreed at the time of the physical inventory on July 31, 2002. To assist in determining such allocations, Constar shall cause its records of packaging materials on hand at customer locations, and Crown shall cause its records of packaging materials on hand at Preston, Maryland, to be documented and accurate on that date. Over time, Constar agrees to mark its packaging materials to distinguish them from Crown’s in cases where they are delivered into a customer location where Crown and Constar packaging materials are co-mingled. Irrespective of whether packaging materials can be distinguished by marks, Crown agrees to return packaging material to Constar without fee, freight to be paid by Constar, upon presentation by Constar of shipment and receiving documentation, net of a reasonable allowance for loss, that evidence Constar-owned packaging materials to be in Crown’s possession.

Constar and Crown may agree from time to time to buy and sell packaging materials each from the other.

Constar may continue to use the pallet repair services at Preston, Maryland on the same terms as were in effect when Constar was a wholly owned subsidiary of Crown. Crown shall keep good records of receipts, shipments, losses and services rendered in association with its possession and handling of Constar’s packaging materials. The fee for such service shall be determined in accordance with the then-effective fee schedule for various sorting and repair services as they are charged to Crown’s own plants except only that the fees charged to Constar shall exclude allocation for inbound and outbound freight to Preston, Maryland, which shall instead by payable at actual cost by Constar. Any changes in the fee schedule shall be made with 60 days advance written notice to Constar .

d.  Warehousing

Crown and Constar may agree from time to time to provide warehouse services for each other. Separate agreements shall be made for each physical location where such services are provided. Each such agreement shall be written and agreed by both parties in mutually agreeable form, generally on terms and at fees that are consistent with past practice, limited, however, to terms and fees that shall be consistent with the then-current market local to each respective physical location for such warehouse services.

e.  Plastic Recycling

Constar may continue from time to time to use the recycling services at Crown’s Polkton, North Carolina facility on the same terms as were in effect immediately prior to the Effective Date. Crown shall keep good records of receipts, shipments, losses and services rendered in association with its possession and handling of Constar’s resin materials. The fee for such service shall be mutually agreed from time to time in the form of a written fee schedule for various sorting and recycling services. Fees shall not exceed those paid by third-party customers of the Crown recycling facility for like services under similar terms and conditions. Fees charged to Constar shall exclude any allocation for inbound and outbound freight to Polkton, North Carolina which shall instead be payable at actual cost by Constar. Any changes in the fee schedule shall be made with 30 days advance written notice to Constar. Constar may from time to time, and on terms and at prices to be mutually agreed, sell to Crown resin materials for use by Crown at the Polkton, North Carolina recycling facility. Crown may from time to time and on terms and at prices to be mutually agreed, sell to Constar resin materials produced by Crown at the Polkton, North Carolina recycling facility.

Constar will provide Crown access to a Constar employee for managing Crown’s Polkton facility for a transition period of three months following the date of the Transition Services Agreement, which term may be extended by Crown for an additional three months upon 30 days notice. During the term of the Constar employee’s service, the employee will devote 50% of his time to managing Crown’s Polkton facility and Crown will be responsible for 50% of the person’s compensation during such period. The parties may mutually agree to extend Crown’s access to the Constar employee beyond the six month period.

II.    EUROPE

A.	General

1.    Executive Services

Crown will provide Constar access to [***] for managing the European PET business for a transition period of three months following the date of the Transition Services Agreement which term may be extended by Constar for an additional three months upon 30 days notice. During the first three months, [***] will devote 50% of his time to managing Constar’s European operations and Constar shall be responsible for 50% of

[***]  Confidential treatment requested

his total annual compensation for such period, provided, however, that Crown and Constar may mutually agree to increase his time percentage and Constar’s responsibility for his proportionate compensation will increase accordingly for the duration of this period. During the extension period, Constar will have the option to use [***] for a minimum of 50% of his time, in which case Constar would be responsible for 50% of his total compensation for such period; however, Crown reserves the right to increase [***] devoted time up to 100%, in which case Constar would be responsible for the proportionate percentage of his total compensation. Crown will inform Constar of the allocation percentage 30 days prior to any increase above 50%. Total monthly compensation for [***] will be GBP 19,353 and is comprised of salary, bonus, social charges and company car costs. In addition, Crown may provide access to additional European managers as mutually agreed by the parties.

2.    Leased Cars

With respect to the cars currently leased by Crown under leasing arrangements commingled with other Crown entities, Constar shall be entitled to continue to participate in such lease programs for existing leases under the existing terms of such leases and shall pay lessor directly in accordance with past practice. The terms of any such leases shall continue through the termination of the leases.

3.    Purchasing

Constar will pay Crown for ongoing purchasing support at the rate of Euros 3,458 per month, for up to 12 months or such earlier time as Constar takes over the buying function and gives 90 days notice that Crown’s support is no longer required. Support will be comprised of (i) an equivalent of 20% of a resin buyer’s time in St. Ouen, France, (ii) 10% of an equipment buyer’s time in the United Kingdom and (iii) 5% of a general buyer’s time in Belgium, it being understood that full time shall mean 7.5 hours per day or 37.5 hours per week.

B.    Sherburn, U.K.

1.    Shared Service Center at Wantage

Crown shall provide the full time equivalent of 1.65 individual employees, it being understood that “full time equivalent” does not necessarily mean that one individual employee will be devoted to the service on a full time basis, but, rather, that several employees may contribute to reach the total of 1.65 full time equivalents. One full time equivalent shall mean 7.5 hours per day or 37.5 hours per week. The monthly cost will be GBP 6,600 for a term of 12 months following the date of the Transition Services Agreement. The term may not be extended, and no services will be provided after the term except by mutual agreement.

[***]  Confidential treatment requested

2.    Information Technology

•
The cost for JDE licenses will be GBP 16,662 per month for 12 months following the date of the Transition Services Agreement. Constar may not terminate this service before the end of the 12 month period. The term may not be extended, and no services will be provided after the term.

•	The cost for other services, including hardware and software maintenance, bar-coding, payroll and IT support will be GBP 2,466 per month.

•
The existing charge per user for e-mail, remote access and internet access and the Wide Area Network charge will be continued at the current rates based on actual usage. By way of example, estimated costs (based on 2002 actual charges in the 1st quarter) will be approximately GBP 2,100 per month. Such charges are directly dependent on usage by Constar and will include the following:

—GBP 915 per month to British Telecommunications plc for frame relay (Wide Area Network);
—GBP 11 per month per user to British Telecommunications plc for internet access, currently 10 users;
—GBP 6 per month per email box, currently 81 email boxes;
—GBP 187 and GBP 29 per month to British Telecommunications plc for remote access service, plus an additional charge at British Telecommunications plc’s then-current rates based on the amount of time that users are connected through this service; and
—GBP 300 per month for European Information Systems & Services.

•
Constar may not request or have made any revisions or new programming of current information technology systems or software. All system specifications will remain the same as on the date of execution of the Transition Services Agreement.

C.    Didam, Netherlands

1     Shared Service Center in Antwerp

No ongoing support will be provided by Crown for Didam from the Antwerp Shared Service Center.

2.    Information Technology

•
The cost for JDE/Avantis/Prism licenses and maintenance will be Euros 9,853 per month for 12 months following the date of the Transition Services Agreement. Constar may not terminate this service before the end of the 12 month period. The term may not be extended, and no services will be provided after the term.

•	The monthly cost for other software licenses and maintenance (Optio, Netsoft, TNG Unicenter, AS/400 OS) will be Euros 611 per month for 12 months.

•	The monthly cost for other services, including hardware maintenance, disaster recovery, data back-up and support will be Euros 8,632 per month.

•
The existing charge per user for e-mail, remote access and internet access and the Wide Area Network charge will be continued at the current rates based on actual usage. By way of example, estimated costs (based on 2002 actual charges in the 1st quarter) will be approximately GBP 1,500 per month. Such charges are directly dependent on usage by Constar and will include the following:

—GBP 1,030 per month to British Telecommunications plc for frame relay (Wide Area Network);
—GBP 11 per month per user to British Telecommunications plc for internet access, currently 6 users;
—GBP 3 per month per email box, currently 37 email boxes;
—GBP 300 per month for European Information Systems & Services; and
—GBP 5 per month for voicemail services.

•
Constar may not request or have made any revisions or new programming of current information technology systems or software. All system specifications will remain the same as on the date of execution of the Transition Services Agreement.

D.    Izmir, Turkey

No transition services will be provided by Crown.